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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2154 DATED 01 OCTOBER 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
  CURRENTLY TOTALING A$3,881,732,000.00 (A$798,838,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                                        Queensland Treasury Corporation

    (ii)  Guarantor:                                     The Treasurer on behalf of the Government
                                                         of Queensland

2.        Benchmark line:                                2013
                                                         (to be consolidated and form a single
                                                         series with QTC 6% Global A$Bonds due 14
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                                                         August 2013, ISIN US748305BD00)

3.        Specific Currency or Currencies:               AUD ("A$")

4.  (i)   Issue price:                                   103.000%

    (ii)  Dealers' fees and commissions paid by          No fee or commission is payable in respect
          Issuer:                                        of the issue of the bond(s) described in
                                                         these final terms (which will constitute a
                                                         "pricing supplement" for purposes of any
                                                         offers or sales in the United States or to
                                                         U.S. persons). Instead, QTC pays fees and
                                                         commissions in accordance with the
                                                         procedure described in the QTC Offshore
                                                         and Onshore Fixed Interest Distribution
                                                         Group Operational Guidelines.

5.        Specified Denominations:                       A$1,000

6.  (i)   Issue Date:                                    02 October 2009

    (ii)  Record Date (date on and from which            6 February / 6 August. Security will be
          security is Ex-interest):                      ex-interest on and from 7 February / 7
                                                         August.

    (iii) Interest Payment Dates:                        14 February / 14 August

7.        Maturity Date:                                 14 August 2013

8.        Interest Basis:                                6 per cent Fixed Rate

9.        Redemption/Payment Basis:                      Redemption at par

10.       Change of Interest Basis or                    Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                           Senior and rank pari passu with other
                                                         senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:                       Senior and ranks pari passu with all its
                                                         other unsecured obligations

12.       Method of distribution:                        Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:                           6 per cent per annum payable semi-annually
                                                         in arrears

    (ii)  Interest Payment Date(s):                      14 February and 14 August in each year up
                                                         to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):                        A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive form)

    (iv)  Determination Date(s):                         Not Applicable

    (v)   Other terms relating to the method of          None
          calculating interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:                       A$1,000 per bond of A$1,000 Specified
                                                         Denomination

                                                         (NB: If the Final Redemption Amount is
                                                         other than 100 per cent. of the nominal
                                                         value the bonds will be derivative
                                                         securities for the purposes of the
                                                         Prospectus Directive and the requirements
                                                         of Annex XII to the Prospectus Directive
                                                         Regulation will apply and the Issuer will
                                                         prepare and publish a supplement to the
                                                         Prospectus)

15.       Early Redemption Amount(s) payable on          Not Applicable
          redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                                 Permanent Global Note not exchangeable for
                                                         Definitive Bonds

17.       Additional Financial Centre(s) or other        Not Applicable
          special provisions relating to Payment
          Dates:

18.       Talons for future Coupons or Receipts to be    No
          attached to Definitive Bonds (and dates on which such Talons mature):

19.       Other terms or special conditions:             Not Applicable

                                                         (When adding any other final terms
                                                         consideration should be given as to
                                                         whether such terms constitute "significant
                                                         new factors" and consequently trigger the
                                                         need for a supplement to the Prospectus
                                                         under Article 16 of the Prospectus
                                                         Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses of          Not Applicable
          Managers and underwriting commitments:

    (ii)  Date of Dealer Agreement:                      29 September 2009

    (iii) Stabilizing Manager(s) (if any):               Not Applicable

21.       If non-syndicated, name and address of         UBS AG, Australia Branch
          relevant Dealer:                               Level 25, Governor Philip Tower
                                                         1 Farrer Place
                                                         Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C rules applicable    TEFRA Not Applicable
          or TEFRA rules not applicable:

23.       Non exempt Offer                               Not Applicable
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                                                         (N.B. Consider any local regulatory
                                                         requirements necessary to be fulfilled so
                                                         as to be able to make a non-exempt offer in
                                                         relevant jurisdictions. No such offer
                                                         should be made in any relevant jurisdiction
                                                         until those requirements have been met.
                                                         Non-exempt offers may only be made into
                                                         jurisdictions in which the base prospectus
                                                         (and any supplement) has been
                                                         notified/passported.)

24.       Additional selling restrictions:               Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.        LISTING AND ADMISSION TO TRADING

          (i) Listing                                    Bourse de Luxembourg.

          (ii) Admission to trading:                     Application has been made by the Issuer (or
                                                         on its behalf) for the bonds to be admitted
                                                         to trading on the regulated market of the
                                                         Bourse de Luxembourg with effect from the
                                                         Issue Date.

                                                         (Where documenting a fungible issue need to
                                                         indicate that original securities are
                                                         already admitted to trading.)

2.        RATINGS

          Ratings:                                       The bonds to be issued have been rated:

                                                         S&P:     AA+
                                                         Moody's: Aa1

                                                         An obligation rated 'AA+' by S&P has the
                                                         second highest long term credit rating
                                                         assigned by Standard & Poor's and differs
                                                         from the highest rated obligations by only
                                                         a small degree. The obligor's capacity to
                                                         meet its financial commitment on the
                                                         obligation is very strong.

                                                         An obligation rated 'Aa1' by Moody's has
                                                         the second highest long term credit rating
                                                         assigned by Moody's. Obligations rated
                                                         'Aa1' are judged to be of high quality and
                                                         are subject to very low credit risk.

                                                         A credit rating is not a recommendation to
                                                         buy, sell or hold securities and may be
                                                         revised or withdrawn by the rating agency
                                                         at any time. Each rating should be
                                                         evaluated independently of any other
                                                         rating.

                                                         (The above disclosure should reflect the
                                                         rating allocated to bonds issued under the
                                                         bond facility generally or, where the issue
                                                         has been specifically rated, that rating.)

3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)       Reasons for the Offer:                         See "Use of Proceeds" section in the
                                                         prospectus supplement--if reasons for offer
                                                         different from making profit and/or hedging
                                                         certain risks will need to include
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                                                         those reasons here.

(ii)      Estimated net proceeds:                        Not Applicable.

                                                         (If proceeds are intended for more than one
                                                         use will need to split out and present in
                                                         order of priority. If proceeds insufficient
                                                         to fund all proposed uses state amount and
                                                         sources of other funding.)

(iii)     Estimated total expenses:                      Not Applicable.

                                                         [Expenses are required to be broken down
                                                         into each principal intended "use" and
                                                         presented in order of priority of such
                                                         "uses".]

5.        YIELD

          Indication of yield:                           5.3600%

                                                         Calculated as 7 basis points less than the
                                                         yield on the equivalent A$ Domestic Bond
                                                         issued by the Issuer under its Domestic A$
                                                         Bond Facility on the Trade Date.

                                                         The yield is calculated at the Trade Date
                                                         on the basis of the Issue Price. It is not
                                                         an indication of future yield.

6.        OPERATIONAL INFORMATION

(i)       ISIN Code:                                     US748305BD00

(ii)      Common Code:                                   014569359

(iii)     CUSIP Code:                                    748305BD0

(iv)      Any clearing system(s) other than Depositary   Not Applicable
          Trust Company, Euroclear Bank S.A./N.V. and
          Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)       Delivery:                                      Delivery free of payment

(vi)      Names and addresses of additional Paying       [_______]
          Agent(s) (if any):

7.        TERMS AND CONDITIONS OF THE OFFER

(i)       Offer Price;                                   Not applicable

(ii)      [Conditions to which the offer is subject;]    Not applicable

(iii)     [Description of the application process;]      Not applicable

(iv)      [Details of the minimum and/or maximum         Not applicable
          amount of application;]

(v)       [Description of possibility to reduce          Not applicable
          subscriptions and manner for refunding
          excess amount paid by applicants;]

(vi)      [Details of the method and time limits for     Not applicable
          paying up and delivering the bonds;]
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(vii)     [Manner in and date on which results of the    Not applicable
          offer are to be made public;]

(viii)    [Procedure for exercise of any right of        Not applicable
          pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised;]

(ix)      [Categories of potential investors to which    Not applicable
          the bonds are offered and whether tranche(s) have been reserved for certain countries;]

(x)       [Process for notification to applicants of     Not applicable
          the amount allotted and the indication
          whether dealing may begin before
          notification is made;]

(xi)      [Amount of any expenses and taxes              Not applicable
          specifically charged to the subscriber or Purchaser;]

(xii)     [Name(s) and address(es), to the extent know   None
          to the Issuer, of the placers in the various countries where the offer takes place.]
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